Exhibit (4)(ll)

[Rider attached to and forming a part of your Contract issued by AXA EQUITABLE LIFE INSURANCE COMPANY (“AXA EQUITABLE”).

AXA EQUITABLE LIFE INSURANCE COMPANY

RETURN OF PRINCIPAL DEATH BENEFIT RIDER

The following text above the black line will appear only if this rider is elected by the Owner after the Contract Date

[GMDB Rider Data

Contract Number: [09-999-999]

GMDB Rider Effective Date: [September 15, 2015]

Owner:	[JOHN DOE]	Age: [60]	Sex: [Male]
[Available only under NQ Contracts] [Joint Owner:]	[JANE DOE]	Age: [55]	Sex: [Female]

Annuitant:	[JOHN DOE]	Age: [60]	Sex: [Male]

[Applicable for NQ Contracts]

[Joint Annuitant:]	[JANE DOE]	Age: [55]	Sex: [Female]

As of this Rider’s Effective Date, the information shown above supersedes the information in the Data Pages of your Contract to the extent of any difference.]